EXHIBIT 23.6

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of Chevron Corporation on Form S-4 and in the Proxy Statement/Prospectus of Chevron Corporation and Unocal Corporation, which is part of the Registration Statement, of our opinion dated April 4, 2005 appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Opinion of Unocal’s Financial Advisor” and “The Merger — Opinion of Unocal’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Charles A. Smith

New York, New York
June 23, 2005